Exhibit 10.1
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                  AGREEMENT GUARANTEEING ASSETS AND LIABILITIES


BETWEEN THE UNDERSIGNED:


-   FOOD RESEARCH Corp.
    Corporation under US law with capital of US $ 10,701,874, having its corporate headquarters at 85 South Bragg Street, Alexandria, 22312 Virginia, USA,

    Registered with Federal Income Tax ID 13-2806674,

    Represented by Mr. Jean-Louis VILGRAIN acting as "President and Chief Executive Officer,"


                                              Hereinafter called "THE GUARANTOR"
                                                                ON THE ONE HAND,

AND:


-   CUISINE SOLUTIONS Inc.
    Corporation under US law with capital of US $21,493,000, having its corporate headquarters at 85 South Bragg Street, Alexandria, 22312 Virginia, USA,

    Registered with Federal Income Tax ID 52-0948383,

    Represented by Mr. Stanislas VILGRAIN acting as "President and Chief Executive Officer,"

                                            Hereinafter called "THE BENEFICIARY"
                                                               ON THE OTHER HAND

RECITALS:

The GUARANTOR is the owner of four hundred and twenty-five thousand two hundred (425.200) shares, of one hundred (100) Francs, each fully paid, of the Company NOUVELLE CARTE France, a corporation with capital of 42.520.000 Francs, having its corporate headquarters at 1 Allee des Tilleuls, Ecoparc - 27400 Heudebouville - France, registered with the Registry of Commerce and Companies of Louviers under number B 348 006 677 (hereinafter called "the COMPANY," which are to be exchanged for shares of the company CUISINE SOLUTIONS Inc.,

The GUARANTOR hereby acknowledges that the BENEFICIARY has accepted the exchange of the shares based only on the statements made and the guarantees given below by the GUARANTOR and that these statements and guarantees constitute an essential and determining condition for the exchange of the Shares by the BENEFICIARY, and without which the transaction would not have taken place.


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1. GUARANTEES


1.1. GUARANTEES RELATING TO THE BALANCE SHEET

The GUARANTOR hereby guarantees the regularity and the truthfulness of the balance statement, the profit and loss statement and the annex, unaudited, hereinafter called the "accounts," as they appear in ANNEX 1 and that they give a faithful and complete picture of its equity and financial situation and the results of the COMPANY.

Moreover he guarantees that they have been prepared in accordance with the generally accepted accounting principles in France, that they are applied in the same manner for the five (5) previous years, that all the transactions of the COMPANY prior to September 30, 1999 are reflected in the accounts, that they are normal and were carried out in the interest of the COMPANY, as well as those transactions subsequent to that date up until the signing of the present agreement.
The COMPANY is not bound by any guarantee or surety bond, particularly any asset and liability guarantee, surety or any other off-balance sheet commitment (resulting, for example, from a loan contract promising payment when business improves), other than those included in ANNEX 2;

All reserves resulting from good accounting and financial management shall be recorded in the accounting statement, regardless of their tax deductibility or the possibility that they do not constitute reserves or constitute such in part from a tax standpoint.


1.2. GUARANTIES OF NO CHANGES

The GUARANTOR hereby declares and guarantees that from September 30, until the date the exchange is carried out:

1.2.1. that he has managed the COMPANY as a "responsible head of household";

1.2.2. that he has ensured that no agreement or commitment has been made by the COMPANY other than in the normal course of business; and more broadly that he has not changed in one way or another the situation and the current commitments of the COMPANY;

1.2.3. that he has brought to the attention of the BENEFICIARY, during the current period up to the effective date, any specific transaction of the COMPANY or a technical, legal, business or financial nature, likely to negatively and/or significantly affect the situation or the business of the COMPANY;

The GUARANTOR further declares and guarantees that since September 30, 1999 until the effective date of the exchange, there has been:

1.2.4. no change in the liabilities, activities or prospects of the COMPANY, other than changes that have occurred in the normal course of business, of which none has been significantly unfavorable for the COMPANY, and more broadly, no event or situation of any nature whatsoever that has significantly affected its business or its assets,

1.2.5. no direct or indirect change in its short-term, medium-term or long-term indebtedness;

1.2.6. no creation or granting of easement, privilege, mortgage, surety, collateral, or any guarantee whatsoever, or any promise having the same effects other than those envisaged in ANNEX 3 ;

1.2.7. no damage, destruction or loss (whether covered by an insurance policy or not) or any other event that has had a significantly unfavorable effect on the assets, activities or prospects of the COMPANY;

1.2.8. no decision to pay a distribution, or any payment of dividends, reimbursement or other distribution of any amount whatsoever, whether paid by the COMPANY to its shareholders, or any amortization or reduction of its capital, any possible decision to make a distribution prior to September 30, 1999 has already been carried out and paid and is fully reflected in the accounts;

1.2.9. no increase by the COMPANY in the level of remuneration of any one of its administrators, directors, managers or other employees, no distribution of bonuses, or any modification in the system for incentives or remunerations involving sharing in the profits or the sales figures, since September 30, 1999 other than those that appear in ANNEX 4;

1.2.10. no transfer or promise to transfer, no rentals or transfers in any way so ever of assets or property;

1.2.11 no change in the accounting methods and practices followed by the COMPANY, and no change in the rules for depreciation, except to the extent required by new laws or regulations;

1.2.12 no cancellation or substantial modification in contracts involving leases, suppliers, concessionaries, distributors, agents, commissions or representatives, etc... and more generally, contracts of any nature whatsoever likely to have a significantly unfavorable effect on the activities of the COMPANY other than those envisaged in ANNEX 5;

1.2.13 no lay-off, resignation, strike or other circumstance, event or situation that affects the company climate or might later have a significantly unfavorable effect on the activities of the COMPANY;

The GUARANTOR and the BENEFICIARY furthermore are perfectly aware of the consequences of the implementation of the "35-hour work week" within the COMPANY;

1.2.14. no transaction, no abandonment of action or settlement of signification of claims or major litigation, no waiver of the recourse to any right whatsoever other than those envisaged in ANNEX 6;

1.2.15. finally, any changes that have occurred or may occur (notwithstanding the preceding declarations), both in the contents of the assets and liabilities of the COMPANY and in the conduct of its operations (particularly in its average level of profitability) will not prevent the company from being operated under the current conditions, nor will they be of such a nature as to significantly depreciate the value of the Shares, and these changes are not such that a "good head of household" would not wish to proceed with the exchange of the aforesaid Shares under the conditions stipulated, were he aware that they had occurred.


1.3  QUALITATIVE GUARANTEES

Moreover the GUARANTOR declares and guarantees that, as of this day:

1.3.1 He has full ownership of the Shares being transferred, which are fully released and free of all liens and other contractual commitments, whether firm or conditional (in terms of offers of contracts, shareholder agreement, options, promises to sell or purchase shares or rights or otherwise) and that there exists no obstacle, restriction or impediment of any kind, whether direct or indirect, to their sale with the fullness of the rights attached thereto, so that the sale of the Shares to the BENEFICIARY is not contrary to any commitment or agreement bearing upon the Shares or to any court decision or arbitration applicable thereto or to any legal, regulatory or by-law provision;

1.3.2 all the Shares issued by the COMPANY have the same rights and there exists no provision in the by-laws of the COMPANY in terms of double voting rights or limiting the voting rights in shareholders' meetings;

1.3.3 the COMPANY has not issued any negotiable bonds not yet amortized, or any convertible or exchangeable bonds with stock purchase warrants, or certificates of investment, or transfer or founder's shares and that there exists no decision or authorization relating to any such issuance, and in general, that it has not issued any security that confers any right, by conversion, exchange, reimbursement, presentation of a warrant or any other manner, to the acquisition, either at any time or on a determined data, of securities of any nature whatsoever, which have been or will be issued to represent a proportion of the capital of the COMPANY;

1.3.4 the COMPANY has regularly set up and  registered and its acts of formation
and  amendments  thereto  have  been  regularly   registered  and  published  in
compliance with the law;

All the company record books and documents, which the COMPANY must keep, are up to date, and that all the decisions of the organs of the company were validly made and validly recorded in said record books.

The decisions of the COMPANY, which must receive the authorization or the ratification by the organs of the company, particularly the agreements envisaged in articles 101 and following of the law of July 24, 1966, have been brought to the attention of the account auditors and have been the subject of an authorization appearing in the record books of the COMPANY.

1.3.5 The COMPANY does not have any subsidiary nor does it control any company in the sense of article 355-1 of the law of July 24, 1966, nor does it hold any stake in another company, partnership or commercial enterprise. By "subsidiary" is meant any company in which the COMPANY has or controls, either directly or indirectly, at least 25% of the capital and/or of the voting rights, other than those envisaged in ANNEX 7.

1.3.6 The COMPANY does not hold any stake or rights in a company or business likely to entail any joint or several, undivided and/or undefined liability, other than that envisaged in ANNEX 8.

1.3.7 other than minor exceptions, the regularization of which would have no major harmful effect on the situation of the COMPANY, the company is in complete compliance in terms of its situation with respect to government administrations dealing with taxes, levies, social and other regulations, government or otherwise, whether national or international, which may be applied to it by reason of its location or its activity, all in such a way so as not to incur any additional levy, any penalty, or any fee or interest for late payment.

1.3.8 The COMPANY has not been the object of any criminal conviction.

1.3.9 The COMPANY has not opted for the system of assuming tax liability for subsidiaries.

1.3.10 The COMPANY has valid and transferable titles of ownership on its property and assets, both movable and real estate, tangible and intangible, used in its activities, which are actually in the inventory, which may have been acquired by it up to this date; these assets actually exist and conform, both in their consistency and in their valuation on the balance sheet, to actual purpose or use that is assigned to them by the COMPANY;

1.3.11 The property and assets, envisaged in paragraph 1.3.10, are not subject to any collateral, mortgage, opposition, privilege, easement, or other encumbrances by law or by agreement of any nature whatsoever, other than those envisaged IN ANNEX 3;

1.3.12 The property and assets, envisaged in paragraph 1.3.10, are not affected by any proceeding or measure or any threat to take measures (notification or injunction by government authorities such as labor inspection, inspection of equipment...) which might constitute a financial burden for the COMPANY or a restriction or constraint in their possession or use or negatively affect their operation;

1.3.13 The real estate assets have received a valid building permit, a declaration of completion or a certificate of compliance, as well as a certificate of non-use of asbestos in said assets and have received a complete approval without reserve, and all of these documents are found IN ANNEX 9 and the locations designated as "offices" have this status in the sense envisaged in the laws and regulations applicable in the matter, all the work done on the real estate assets have received the necessary authorizations that are customary or mandated by regulations.

1.3.14 The COMPANY does not own nor does it operate any specially classified facility or one, which would be subject to government authorization on the land, which it owns or rents, other than those envisaged in ANNEX 10;

1.3.15 There does not exist any building lease, commercial leases, commitments to rent or sub-rent, commitments to provide residence and/or agreements for temporary shelter or storage, other than those envisaged in ANNEX 11;

1.3.16 The risks connected with construction (biennial, ten-year guarantee...) are adequately covered in the insurance policies required by applicable law or regulations and the premiums for these policies have been and are currently being paid as of this day;

1.3.17 The COMPANY has not granted its customers, in the course of normal operations, any guarantee of the work or services it has performed that would go beyond common and normal usages as practiced by the profession and/or those customarily followed in this matter by the COMPANY;

1.3.18 The COMPANY, with possible minor exceptions, has complied with all the laws and all the regulations applicable in the area of environment. The COMPANY has made all the appropriate declarations and is the holder of the various permits, licenses, registrations, inscriptions, approvals, certifications and/or government authorizations relative to environmental regulations, which are necessary to the exercise of its activity;

Other than possible minor exceptions, the resolution of which would not have any major or harmful affect on the COMPANY, the COMPANY is completely in compliance with respect to the use, storage, disposal of polluting, infectious, toxic or hazardous products of any kind, or emissions thereof or exposure thereto, as well as clean-up and environmental protection.

1.3.19 the products that are manufactured, conditioned, sold or distributed by the COMPANY conform to all the regulations and laws particularly applicable to the manufacture, conditioning, placement into service, sale and distribution of these products, and no guarantee for any one of these products has been given in terms whereby the COMPANY is or could be held liable to an extent exceeding that prescribed by the law, other than those envisaged in ANNEX 12;

1.3.20 the tangible movable assets and property as well as the real estate property owned and/or used by the COMPANY are in a normal state of wear, taking into account their age and the provisions for depreciation that appear in the accounting statement of August 31, 1999 of the COMPANY and allowing for their operation in accordance with their purpose and the standards of the market of the activity of the COMPANY;

1.3.21 risks involving the property and assets, risks of loss of business, as well as civil liability: operations, after-delivery and/or product) of the COMPANY are normally covered for adequate amounts by the insurance policies taken out by a prudent manager and in accordance with the usages of the profession and also as indicated in the insurance policies that appear in ANNEX 13 and the premiums connected thereto have been and are being paid regularly as of this day;

1.3.22 the COMPANY has not taken out any loan nor does it have recourse to overdraft protection or banking services, other than those appearing in the contracts envisaged in ANNEX 14;

1.3.23 the COMPANY has not signed any capital lease, or rental or sale or any leasing contract, other than those envisaged in ANNEX 15; . 1.3.24 the COMPANY has full title to the trademarks, trade signs and trade name that it uses in the context of its activity and appear in ANNEX 16 [AND THEY ARE REGULARLY RENEWED];

1.3.25 the COMPANY declares that the patents and software which it owns, as well any for it holds a user's license, are not the object of any dispute, or ownership claim, or any proceedings, whether in court or in the process of amicable settlement (including appraisal), of any kind;

1.3.26 the COMPANY has not signed any licensing agreement or any other agreement with third parties involving its trademarks, trade signs and trade name;

1.3.27 the COMPANY does not make use of intellectual property rights (literary and/or artistic) and/or industrial property (patents, designs and models, know-how, formulas...) or of trademarks, trade signs or trade names belonging to third parties;

1.3.28 the COMPANY has not become indebted to any of the persons who are, as of this day, employees, administrators or shareholders of the COMPANY;

1.3.29 The COMPANY has not concluded with any one or more of its shareholder and/or companies belonging to its group, any contracts, verbal or written agreements other than those which appear in ANNEX 17;

1.3.30  the COMPANY is not party to any contract which:
        - cannot be executed without entailing substantial changes in the financial and commercial situation of the COMPANY;
        - cannot be revoked by the COMPANY without entailing for the COMPANY the obligation to pay any penalty or contractual indemnity of any nature whatsoever;
        - can be revoked only at the end of an advance notice period of six (6) months;
        - entails any financial commitment by the COMPANY, other than those already envisaged elsewhere;
        - limits, either geographically or by sector of activity, or in any other manner, the freedom for the COMPANY to market the products manufactured, conditioned or sold by the COMPANY,

other than those which appear in ANNEX 18;

1.3.31 the COMPANY has not made any contract with its suppliers, its service providers, its lenders, its subcontractors, its representatives, its agents, its distributors or its customers, providing for any conditions less favorable to the COMPANY than those presently in effect, in the event of transfer of all or part of the Shares of the COMPANY and/or including any cancellation clauses that could be put into effect in the event of any such transfer, other than those appearing in ANNEX 19;

1.3.32 the COMPANY has not signed any stock option plan reserved to the employees and there exists no decision or authorization relating to any such issuance;

1.3.33 the informing of the representatives of the employees of the COMPANY, which respect to the transfer of the shares of the COMPANY to the PURCHASER has been carried out in compliance with applicable law.

1.3.34 the COMPANY is not a party to nor is it threatened with any kind of arbitration, any lawsuit, any formal notification, injunction, restriction, government inquiry, complaint or sanction, or any proceeding whatsoever, verification or claim of any nature whatsoever, originating from suppliers, customers, its own employees, a government agency, or third parties whoever they may be, for any cause whatsoever and, in addition, that it is not aware of any fact that might give rise to any such lawsuit, formal notification, injunction, restriction, government inquiry, complain or sanction, or any proceeding whatsoever, or any verification or claim, other than those appearing in ANNEX 19;

1.3.35 the COMPANY has, at all times, made every effort to maintain its activities and to preserve the cooperation of its employees and to maintain good relations with its suppliers, its customers, its agents, its licensees, its clients, its distributors, its franchises... and all other persons with whom it has business relations;

1.3.36 there exists no fact or act known to the BENEFICIARY, or which he ought to have known, from which any significant liability to the COMPANY could reasonably derive or any significant change in its activities;

1.3.37 all the essential information necessary to allow the PURCHASER to know the true situation of the COMPANY, and particularly with respect to the period from August 31, 1999 until this day, particularly on the legal, professional, asset, technical, economic, tax, accounting, juridical and social level, have been provided to the PURCHASER and no fact or consequence has been hidden, which might have the consequence of leading the PURCHASER not to purchase the shares under the modalities stipulated if he had know these facts.


1.4  PROVISIONS COMMON TO ALL THE GUARANTEES AND DECLARATIONS

1.4.1  EFFECTIVE DATE

The guarantees and declarations contained in the present agreement shall go into full effect on the date the present agreement is signed.

1.4.2  PROCEDURE

The BENEFICIARY must notify the GUARANTOR of any notification of tax or company audit, any suit, injunction, complaint, arbitration or court appeal, inquiry, sanction, dispute or claim (hereinafter "the claim") which may jeopardize the present declarations and guarantees within fifteen (15) days of the receipt of the claim or immediately, if the claim gives rise to summary proceedings.

The notification must contain a description of the claim, the identity of the person from whom the claim stems, if applicable, the amount claimed or the estimate amount of the harm suffered or alleged as well as a copy of the relevant documents relating thereto.

Failure to give notification of the claim or notification beyond the required time shall constitute default of the guarantee obligation in the amount of the claim for which notice was given after the required time.

The GUARANTOR and/or its counsel, duly empowered to this effect, shall have access to the books and documents of the COMPANY, with respect to any claim formulated under the present agreement, in the offices of the COMPANY or in any other place designated by mutual agreement.

The strategy and the means of defense to be used shall be decided upon by mutual agreement by the GUARANTOR and the BENEFICIARY, except that in the event of disagreement between the GUARANTOR and the BENEFICIARY, the final decision shall in any case be made by the BENEFICIARY, and this decision must be made in view of maintaining or preserving the company interest.

1.4.3  SCOPE

The GUARANTOR agrees to compensate the BENEFICIARY or the COMPANY, at the option of the BENEFICIARY:

- for any payment of additional taxes, fees or levies of any nature, for any interest, penalties or fines for late payment that may be levied against the COMPANY and/or its subsidiaries, as the result of a claim or an audit by tax authorities, or customs, or payroll tax, or labor inspection authorities, etc... for operations or deeds prior to the acquisition of the shares by the BENEFICIARY;

- for any negative difference on any item of the assets and/or for any unforeseen or insufficiently foreseen liability which might come to light after September 30, 1999, but having its cause or origin prior to said date, no matter of what nature it may be;

- for any harm, whether direct or indirect, which results for the COMPANY and/or for the BENEFICIARY from the violation or inaccuracy, even partial, of any of the declarations and guarantees made under present article 1;

- for all payments made by the COMPANY to execute any commitment of surety, guarantee or bill surety contracted before September 30, 1999;

In order to determine the amounts due under the present guarantee, account shall be taken, on the one hand, of the amount of the recoveries or any savings of taxes, levies and expenses that the recording of an additional liability might be made possible, on the other hand, of the amount of the reserve funds on the books for the coverage of risks of depreciation or loss or expenditures and which prove to be inapplicable, but after deduction of the additional tax that the recovery of these funds would entail.

To extent that the fees, levies and taxes, or tax or payroll tax adjustments would constitute only a provisional expense for the COMPANY (for example, for a tax arising from a recovery of amortizations that would be subsequently deductible), they would not be taken into account.

Any penalties, interest, fees or indemnities that said adjustments might entail, however, shall be borne by the GUARANTOR.

It is expressly agreed:

- that the approval of the accounts recorded as of December 31, 1998 at the General Shareholders' Meeting of the COMPANY, as full discharge given to the Board of Directors, shall in no way constitute a release, in whole or in part, from any of the declarations, assertions and guarantees signed in the present agreement by the GUARANTOR;

- that all the declarations, assertions or guarantees contained in the documents submitted by or in behalf of the GUARANTOR, by virtue of the present agreement, or by reason of the transfer of the shares to the BENEFICIARY, shall be considered as being declarations, assertions or guarantees made by the GUARANTOR by virtue of the present agreement;

- that the fact that the BENEFICIARY had knowledge about the company, other than the information appearing in the annexes, prior to the date the transfer takes place shall not limit in any way the scope of the declarations, assertions and guarantees made in the present article;

- that the annexes to the present agreement are given only for purposes of information and do not limit either the application or the extent of the obligation of indemnity.

1.4.4  EXCESS

It is expressly agreed that the commitment to indemnify accepted by the GUARANTOR shall not be put into effect if the amount due by reason of the implementation of the guarantee (and this for each case said is implanted) does not exceed the amount of six thousand (6,000) francs.

Beyond this amount of six thousand (6,000) francs, the commitment by the GUARANTOR to indemnify make put into effect, but GUARANTOR shall be bound to indemnify from the first franc.

1.4.5  PAYMENTS

The payment of sums that may eventually be owed by the GUARANTOR either to the COMPANY or to the BENEFICIARY, must be made upon the first request of the COMPANY or the BENEFICIARY.

This payment may be made ex officio or upon simple request by the BENEFICIARY by way of compensation and/or delegation to the amount due with all other sums which may be due to the GUARANTOR, either by the BENEFICIARY or by the COMPANY.

In the event of any dispute over the amount of the sums claimed by the BENEFICIARY, the GUARANTOR must immediately pay the amount not in dispute.

Any portion that is wrongly claimed shall automatically produce interest at the average rate of the monetary market (T4M -- Eonia) in effect on the due date of the sums involved resulting from the application of paragraph 1.4.3, between the date it is due and the date of its effective payment, without any prior formal notification.

1.4.6  DURATION

The guarantees provided by the present agreement shall remain in effect, namely:

- for the sums that may be due to tax authorities, or other authorities administering other levies or payroll taxes, until the expiration of the statute of limitations that can be invoked against these authorities;

-        for any other sums:  until December 31, 2001;


1.4.7  GUARANTEE OF PROPER EXECUTION

On agreement between the parties, it is understood that the guarantor will not provide a bond as part of the guarantee.


2. DECLARATIONS OF THE BENEFICIARY


The BENEFICIARY acknowledges that he has been informed:

- of the decision made by the general shareholders' meeting held on June 24, 1994 not to proceed to the dissolution of the COMPANY despite the loss of over half of the company capital,

- that the equity capital of the COMPANY has not been reconstituted as of the date of these declarations.

- that he is aware of the legal consequences of this situation and that he agrees to proceed to reconstitute the equity capital upon the first request,

The BENEFICIARY likewise acknowledges that he is perfectly aware of both the direct and indirect diversified investments of the GUARANTOR and all the shareholders of the GUARANTOR and therefore releases the GUARANTOR from the requirement to provide a list of these investments .

3.  NOTIFICATIONS

All notifications made necessary by the present agreement shall be validly made by notice delivered in person or by registered letter with an acknowledgment of receipt sent to the GUARANTOR or to the BENEFICIARY, at the last address notified by the addressee or, in its absence, the address indicated above, and they shall be presumed to have been received on the date affixed to the acknowledgment of receipt by the addressee if delivered in person or the date noted by the addressee of the registered letter on the acknowledgment of receipt, if it is sent by registered mail or at the date of the first delivery by the postal service of said letter.

4.  DISPUTES

All disagreements or conflicts that might arise over the validity, the execution and/or interpretation of the present agreement shall be resolved by the competent Courts of Paris.


Given in
on
In three originals



/s/ Jean-Louis Vilgrain                               /s/ Stanislas Vilgrain
---------------------------                           --------------------------
For FOOD RESEARCH Corp.                               For CUISINE SOLUTIONS Inc.
Jean-Louis Vilgrain                                           Stanislas Vilgrain